Exhibit 10.1

CHANGE OF CONTROL AND SEVERANCE AGREEMENT
This Change of Control and Severance Agreement (the “Agreement”) is made and entered into as of this 3rd day of June, 2013 by and among CARROLS RESTAURANT GROUP, INC., a Delaware corporation (the “Parent”), CARROLS CORPORATION, a Delaware corporation and a wholly-owned subsidiary of the Parent (“Carrols”) and CARROLS LLC, a Delaware limited liability company and a wholly-owned subsidiary of Carrols (the “Employer”), and [__________________] having an address at [________________________], (the “Executive”).
W I T N E S S E T H:
WHEREAS, the Executive has been employed by the Employer and desires to remain in the employ of the Employer and continue to provide services for the Companies and any present or future parent, subsidiary or affiliate of the Companies and their successors and assigns in such capacity; and
WHEREAS, the Parent, Carrols and the Employer desire to induce the Executive to so remain in such employ;
NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, the parties hereto hereby agree as follows:

1.Definitions.
For purposes of this Agreement, the following definitions shall apply:
1.1“Affiliate” shall mean an entity controlled by, controlling or under the common control with the entity in question.
1.2“Cause” shall mean: (a) the commission by the Executive of any act or omission that would constitute a felony or any crime of moral turpitude under Federal law or the law of the state or foreign law in which such action occurred; (b) dishonesty, disloyalty, fraud, embezzlement, theft, disclosure of trade secrets or confidential information or other acts or omissions by the Executive that result in a breach of fiduciary or other material duty to the Parent, the Employer or any of the Companies; (c) continued reporting to work or working under the influence of alcohol, an illegal drug, an intoxicant or a controlled substance which renders the Executive incapable of performing his or her material duties to the satisfaction of the Parent or the Employer; or (d) the Executive’s substantial disregard in the performance of the Executive’s duties and/or responsibilities with respect to the Parent, the Employer or any of the Companies, which disregard shall continue after notice to the Executive and a reasonable opportunity to cure such behavior.
1.3“Change of Control” shall mean and shall have occurred or be deemed to have occurred only if any of the following events occurs:
1.3.1The acquisition, directly or indirectly, by any person or group (as those terms are defined in Sections 3(a)(9), 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules thereunder) of beneficial ownership (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (voting securities) of the Parent that represent 50% or more of the combined voting power of the Parent’s then outstanding voting securities, other than:
a.An acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Parent or any person controlled by the Parent or by any employee benefit plan (or related trust) sponsored or maintained by the Parent or any person controlled by the Parent; or
b.An acquisition of voting securities by the Parent or a corporation owned, directly or indirectly by all of the stockholders of the Parent in substantially the same proportions as their ownership of the stock of the Parent.

Notwithstanding the foregoing, the following event shall not constitute an acquisition by any person or group for purposes of this subsection 1.3.1: an acquisition of the Parent’s securities by the Parent which causes the Parent’s voting securities beneficially owned by a person or group to represent 50% or more of the combined voting power of the Parent’s then outstanding voting securities; provided, however, that if a person or group shall become the beneficial owner of 50% or more of the combined voting power of the Parent’s then outstanding voting securities by reason of share acquisitions by the Parent as described above and shall, after such share acquisitions by the Parent, become the beneficial owner of any additional voting securities of the Parent, then such acquisition shall constitute a Change of Control; or
1.3.2Individuals who, as of the Effective Date, constitute the Board of Directors of the Parent (as of the Effective Date, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Parent, provided that any person becoming a director subsequent to the Effective Date whose election, or nomination for election by the Parent’s stockholders, was approved by a vote of at least a two-thirds of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Parent) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or
1.3.3The consummation by the Parent (whether directly involving the Parent or indirectly involving the Parent through one or more intermediaries) of (i) a merger, consolidation, reorganization, or business combination, or (ii) the acquisition of assets or stock of another entity, in each case other than a transaction:
a.Which results in the Parent’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Parent or the person that, as a result of the transaction, controls, directly or indirectly, the Parent or owns, directly or indirectly, all or substantially all of the Parent’s assets or otherwise succeeds to the business of the Parent (the Parent or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction; and
b.After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (b) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Parent prior to the consummation of the transaction; or
1.3.4A sale or disposition of all or substantially all of the Parent’s assets; or
1.3.5The Parent’s stockholders approve a liquidation or dissolution of the Parent.
1.4“Companies” shall mean the Parent, Carrols, and the Employer and any present of future Affiliate of each of them and their respective successors and assigns (whether by operation of law or otherwise).
1.5“Effective Date” shall mean June 3, 2013.
1.6“Executive Bonus Plan” shall mean: all bonus plans or arrangements maintained by the Employer or any of the Companies in which the Executive is eligible to participate for the year in which the Executive incurs a Termination of employment.
1.7“Good Reason” shall mean: (a) the material breach by the Employer, Carrols or the Parent of any material provision of this Agreement or any other agreement by and between the Executive and any of the Companies affecting the terms of the Executive’s employment with any of the Companies, which breach, if curable, is not remedied within thirty (30) days after the Employer’s or the Parent’s receipt of written notice thereof from the Executive; (b) the material diminution of the Executive’s position, authority, duties or responsibilities with respect to any of the Companies or the assignment to the Executive of duties and responsibilities that are materially inconsistent with those duties and responsibilities customarily assigned to individuals holding the position then held by the Executive; (c) the failure of any successor of the Parent, Carrols or the Employer to assume in a writing delivered to the Executive and reasonably satisfactory to the Executive the obligations of this Agreement; (d) solely with respect to Section 2.1, reduction in the Executive’s base salary which reduction is not commensurate with that of similarly situated employees; (e) solely with respect to Section 2.2, reduction in the Executive’s base salary regardless of whether such reduction is or is not commensurate with that of similarly situated employees; (f) solely with respect to Section 2.1, treatment of the Executive under the Executive Bonus Plan or under any other executive bonus plan in which similarly situated executives of the Companies are eligible to participate in a manner inconsistent with the treatment under such plan of such similarly situated executives, including, without limitation, with respect to eligibility to participate in such plan, conditions and criteria for earning bonuses thereunder and the amount of bonuses thereunder; (g) solely with respect to Section 2.2, any modification of the Executive Bonus Plan or any other executive bonus plan in which similarly situated executives of the Companies are eligible to participate in a manner that will materially change the Executive’s treatment under such plan including, without limitation, with respect to eligibility to participate in such plan, conditions and criteria for earning bonuses thereunder and the amount of bonuses thereunder and regardless of whether such material change is or is not commensurate with that of similarly situated employees; or (h) the requirement that the Executive be based at any location other than within 50 miles of the location of the Executive’s office on the date of this Agreement.
1.8“Mandatory Arbitration Agreement” shall mean that certain Agreement for Resolution of Disputes Pursuant to Binding Arbitration between the Employer and the Executive all as more fully as set forth on Exhibit “A” attached hereto and made a part hereof.
1.9“Prime Rate” shall mean: the rate of interest established from time to time by Wells Fargo Bank, National Association (or such other bank which is then the principal lending bank to the Employer) as its prime commercial rate.
1.10“Release” shall mean that certain Release as more fully set forth on Exhibit “B” attached hereto and made a part hereof.
1.11“Severance Bonus” shall mean: an amount equal to a pro rata portion of the aggregate bonus under the Executive Bonus Plan for the year in which the Executive incurs a Termination of employment to which the Executive would otherwise have been entitled had his employment not terminated.
1.12“Severance Payment” shall mean: an amount equal to the Executive’s annual base salary in effect immediately prior to the date the Executive incurs a Termination of employment, plus interest on such amount at a rate per annum equal to the Prime Rate plus three percent (3%), with such interest accruing from the date of Termination of employment until the date of payment of the Severance Payment.
1.13“Special Severance Bonus” shall mean: an amount equal to the aggregate bonus under the Executive Bonus Plan for the year in which the Executive incurs a Termination of employment to which the Executive would otherwise have been entitled had his employment not terminated.
1.14“Special Severance Payment” shall mean an amount equal to eighteen (18), multiplied by the amount of the Executive’s monthly base salary in effect immediately prior to the date the Executive incurs a Termination of employment, plus interest on such amount at a rate per annum equal to the Prime Rate plus three percent (3%), with such interest accruing from the date of Termination of employment until the date of payment of the Special Severance Payment.
1.15“Termination of employment” means cessation of the Executive’s employment with the Parent, the Employer and all of the Companies by which the Executive is employed.

2.Termination.
2.1Termination For Good Reason by Executive or By the Company without Cause. Subject to the provisions of this Agreement and the Executive’s compliance with Section 4 of this Agreement, in the event that the Executive incurs a Termination of employment that is other than a Termination of employment under Section 2.2 of this Agreement and is either (a) by the Parent or the Employer without Cause or (b) by the Executive with Good Reason, the Employer (or any successor thereto) shall pay to the Executive the Severance Payment and the Severance Bonus. The Severance Payment shall be paid to the Executive in a single lump sum cash payment on the fifth (5th) business day following the six (6) month anniversary of Termination of employment (or on the fifth 5th business day following the death of the Executive, if sooner). The Severance Bonus shall be paid to the Executive in a single lump sum cash payment on the date that bonuses are paid under the Executive Bonus Plan, but in no event later than March 15th of the calendar year following the calendar year in which the Executive’s employment terminates. Notwithstanding the foregoing, the Executive shall not be entitled to any payment under this Section 2.1 unless prior to the date such payment is required to be made to the Executive, the Executive delivers to the Employer the executed Release and further provided that the Release becomes effective and irrevocable (as more fully described in the Release) prior to the payment date.
2.2Termination Following a Change of Control. Notwithstanding Section 2.1 of this Agreement, in the event that the Executive incurs a Termination of employment within one year after a Change of Control either (a) by the Parent or the Employer (or any successor to the Parent or the Employer after the Change of Control) without Cause (but determined without regard to Section 1.2 (d) of this Agreement) or (b) by the Executive with Good Reason, this Section 2.2 shall apply and Section 2.1 above shall not apply. For avoidance of doubt, it is understood that any payment pursuant to this Section 2.2 is in lieu of, and not in addition to, any payments pursuant to Section 2.1 above. Subject to the provisions of this Agreement and the Executive’s compliance with Section 4 of this Agreement, in the event that the Executive incurs a Termination of employment pursuant to this Section 2.2, the Employer (or any successor thereto) shall pay to the Executive a single lump sum cash payment equal to the Special Severance Payment and the Special Severance Bonus. The Special Severance Payment shall be paid to the Executive on the fifth (5th) business day following the six (6) month anniversary of Termination of employment (or on the fifth 5th business day following the death of the Executive, if sooner). The Special Severance Bonus shall be paid to the Executive in a single lump sum cash payment on the date that bonuses are paid under the Executive Bonus Plan, but in no event later than March 15th of the calendar year following the calendar year in which the Executive’s employment terminates. Notwithstanding the foregoing, the Executive shall not be entitled to any payment under this Section 2.2 unless prior to the date such payment is required to be made to the Executive, the Executive delivers to the Employer the executed Release and further provided that the Release becomes effective and irrevocable (as more fully described in the Release) prior to the payment date.
3.Confidentiality and Non-Solicitation.
3.1 Confidentiality and Non-Solicitation. In consideration of the Executive’s employment and continued employment, the payment of Executive’s compensation by the Employer, the Parent or the Employer and the other Companies entrusting Executive with Confidential Information (as defined below), and the benefits provided under this Agreement, including without limitation the Special Severance Payment, the Special Severance Bonus, the Severance Payment and the Severance Bonus, the Executive agrees that (a) during his employment with the Employer and for a period of two years following termination of the Executive’s employment, the Executive will not solicit or employ any person, who was employed by the Parent, the Employer or any of the Companies within six months prior to the termination of the Executive’s employment, in any business in which the Executive has a material interest, direct or indirect, as an officer, partner, shareholder or beneficial owner. The preceding sentence shall not prohibit the Executive from hiring any person whose employment is terminated involuntarily by the Parent, the Employer or any of the Companies during the Executive’s employment with the Company or at any time thereafter provided that such hiring shall not occur until after the Executive’s Termination of employment under this Agreement and (b) during employment with the Employer, Executive will not use or disclose to any individual or entity any Confidential Information (as defined below) except (i) in the performance of Executive’s duties for the Parent, the Employer or any of the Companies, (ii) as authorized in writing by the Parent or the Employer, or (c) as required by law or legal process, provided that, prior written notice of such required disclosure is provided to the Parent or the Employer and, provided further that all reasonable efforts to preserve the confidentiality of such information shall be made.

3.2Confidential Information. As used in this Agreement, “Confidential Information” shall mean information that (a) is used or potentially useful in the business of the Parent, the Employer or any of the Companies, (b) the Parent, the Employer or any of the Companies treats as proprietary, private or confidential, and (c) is not generally known to the public. “Confidential Information” includes, without limitation, information relating to the Parent’s, the Employer’s or any of the Companies’ products or services, processing, manufacturing, marketing, selling, customer lists, call lists, customer data, memoranda, notes, records, technical data, sketches, plans, drawings, chemical formulae, trade secrets, composition of products, research and development data, sources of supply and material, operating and cost data, financial information, personal information and information contained in manuals or memoranda. “Confidential Information” also includes proprietary and/or confidential information of the Parent’s, the Employer’s or any of the Companies’ customers, suppliers and trading partners who may share such information with the Parent, the Employer or any of the Companies pursuant to a confidentiality agreement or otherwise. The Executive agrees to treat all such customer, supplier or trading partner information as “Confidential Information” hereunder. The foregoing restrictions on the use or disclosure of confidential information shall continue after Executive’s employment terminates for any reason for so long as the information is not generally known to the public.
4.Continued Welfare Coverage.
If Executive’s employment is terminated in any of the circumstances described in Section 2.1 or Section 2.2 of this Agreement, (a) the Executive shall be entitled to continued group term life and disability insurance coverage, at the Employer’s expense, for a period of eighteen (18) months from the date of Termination of employment and (b) in the event Executive timely elects under the provisions of COBRA to continue his group health and/or dental plan coverage that was in effect prior to the date of the termination of Executive’s employment, the Executive will be entitled to continuation of such coverage, at the Employer’s expense, for a period of eighteen (18) months from the date of Termination of employment (or, if earlier, the date the Executive ceases to be eligible for COBRA Coverage).
5.At Will Employment.
Nothing in this Agreement shall confer upon the Executive the right to remain in the employ of the Employer, the Parent or any of the Companies, it being understood and agreed that (a) the Executive is an employee at will and serves at the pleasure of the Parent or the Employer at such compensation as the Parent or the Employer shall determine from time to time, (b) the Parent or the Employer shall have the right to terminate the Executive’s employment at any time, with or without Cause subject to the provisions of this Agreement, and (c) except for this Agreement, the Employer’s Mandatory Arbitration Program and any equity awards agreements entered into by Executive and the Employer, Parent, or any of the Companies pursuant to the Parent's 2006 Stock Incentive Plan, as amended, there are no other arrangements or agreements between Executive and the Employer, the Parent or any of the Companies concerning the terms of the Executive’s employment with the Employer, the Parent or any of the Companies, and that nothing in this Agreement guarantees employment for any definitive or specific term or duration or any particular level of benefits or compensation.
6.Costs of Enforcement.
    In the event that the Executive incurs any costs or expenses, including attorneys’ fees, in the enforcement of the Executive’s rights under this Agreement then, unless the Parent or the Employer is wholly successful in defending against the enforcement of such rights, the Employer shall promptly pay to the Executive all such costs and expenses. Any such reimbursement shall be made as promptly as practicable after the final disposition of the Executive’s enforcement claims, but in no event later than March 15th of the calendar year following the calendar year in which occurs such final disposition.
7.Term.
This Agreement shall be for an initial term commencing on the Effective Date and terminating on December 31, 2014 (the "Initial Term") and shall thereafter be automatically extended for one or more additional one-year periods (each additional one-year period a "Renewal Period") unless notice of non-renewal is provided by either party to the other in accordance with the notice provisions of Section 8 of this Agreement, at least ninety (90) days prior to the expiration of the Initial Term or the applicable Renewal Period, as the case may be, or unless terminated sooner in accordance with the terms and provisions of this Agreement. Notwithstanding the foregoing, the above-referenced notice of non-renewal may not be given by the Employer, the Parent or any of the Companies during the eighteen (18) month period commencing upon a Change of Control.
8.Notices.
All notices under this Agreement shall be in writing and shall be sent by registered or certified mail, return receipt requested, if intended for the Parent or the Employer shall be addressed to it, attention of its Chief Executive Officer, 968 James Street, Syracuse, New York 13203 or at such other address of which the Parent or the Employer shall have given notice to the Executive in the manner herein provided; and if intended for the Executive, shall be mailed to the Executive at the address of the Executive’s address first set forth above or at such other address of which the Executive shall have given notice to the Parent or the Employer in the manner provided in this Section 8.
9.Entire Agreement.
This Agreement, together with the Release and the Mandatory Arbitration Agreement constitutes and contains the entire agreement and understanding between the parties with respect to the matters referred to herein and, as of the Effective Date, supersedes any and all prior negotiations, correspondence, understandings, and agreements between the parties respecting the subject matter hereof, including, but not limited to, that certain Change of Control/Severance Agreement dated December 13, 2006 (which is hereby terminated as of the Effective Date) and no waiver of or modification to the terms hereof shall be valid unless in writing signed by the party to be charged and only to the extent therein set forth. With the exception of the Mandatory Arbitration Agreement (which shall survive and continue), all prior and contemporaneous agreements and understandings with respect to the subject matter of this Agreement are hereby terminated and superseded by this Agreement. Notwithstanding the foregoing, nothing in this Agreement is intended to reduce, terminate, supersede or limit in any way the rights of Executive under any equity awards agreements entered into by Employer, Parent, or any of the Companies pursuant to the Parent's 2006 Stock Incentive Plan, as amended, and the Executive prior to the Effective Date. When used in this Agreement, the terms "hereof", "herein" and "hereunder" refer to this Agreement in its entirety, including any exhibits or schedules attached to this Agreement and not to any particular provisions of this Agreement, unless otherwise specifically indicated.
10.No Mitigation Or Offset.
Except as otherwise provided in this Agreement, in the event of any termination of the Executive’s employment, the Executive shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive pursuant to this Agreement. The amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive or benefit provided to the Executive as the result of employment by another employer or otherwise. The amounts payable under this Agreement shall not be subject to set-off, counterclaim, recoupment, defense or other right that the Companies may have against the Executive.
11.Withholding.
The Employer shall be entitled to withhold from amounts payable to the Executive hereunder such amounts as may be required by applicable law.
12.Binding Nature.
This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, administrators, executors, personal representatives, successors and assigns.
13.Governing Law.
This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to conflicts of laws. All actions or proceedings brought by either Executive or Employer, Parent or any of the Companies arising out of or relating to this Agreement shall be subject to and brought under the Mandatory Arbitration Agreement. In the event of a conflict between the terms and conditions of this Agreement and the Mandatory Arbitration Agreement, the Mandatory Arbitration Agreement shall control.
14.Counterparts.
This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
15.Advice of Counsel.
Executive acknowledges that during the negotiation of this Agreement, Executive has retained or has been advised to retain counsel of Executive’s choosing who has provided or will provide advice to Executive in connection with the Executive’s decision to enter into this Agreement. Executive acknowledges that the Companies’ in-house and outside legal counsel have represented only the Companies in connection with the negotiation, drafting, and entering into of this Agreement and that Executive has not been provided nor has Executive relied upon any legal advice from the Companies’ in-house or outside legal counsel.
16.Severability.
It is the intention of the parties hereto that any provision of this Agreement found to be invalid or unenforceable be reformed rather than eliminated. If any of the provisions of this Agreement, or any part hereof, is at any time construed to be invalid or unenforceable, the same shall not affect the remainder of such provision or the other provisions of this Agreement, which shall be given full effect, without regard to the invalid portions. If any of the provisions of Section 4 of this Agreement, or any portion thereof, is held to be unenforceable because of the duration of such provision or portions thereof, the area covered thereby or the type of conduct restricted therein, the parties hereto agree that the court making such determination shall have the power to modify the duration, geographic area and/or, as the case may be, other terms of such provisions or portions thereof, and, as so modified, said provisions or portions thereof shall then be enforceable. In the event that the courts of any one or more jurisdictions shall hold such provisions wholly or partially unenforceable by reason of the scope thereof or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Employer’s rights provided for herein in the courts of any other jurisdictions as to breaches or threatened breaches of such provisions in such other jurisdictions, the above provisions as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.
17.Non-Waiver.
Failure by either the Employer or Executive to enforce any of the provisions of this Agreement or any rights with respect to this Agreement, or the failure to exercise any option provided hereunder, shall in no way be considered to be waiver of such provisions, rights or options, or to in any way affect the validity of this Agreement.
18.Headings.
The headings preceding the text of the sections of this Agreement have been inserted solely for convenience of reference and neither constitutes a part of this Agreement nor affect the meaning, interpretation or effect of this Agreement.
19.Survivorship.
The following sections of this Agreement shall survive the expiration or termination of this Agreement and shall survive Employee’s Termination of employment from the Company for any reason: Section 2.1 (Termination For Good Reason by Executive or By the Company without Cause), Section 2.2 (Termination Following a Change of Control), Section 3 (Confidentiality and Non-Solicitation), Section 6 (Cost of Enforcement), and Section 13 (Governing Law). In addition, all sections of this Agreement that would, by their terms, survive expiration or termination of this Agreement shall so survive such expiration and termination and shall also survive termination for any reason of Employee’s employment with the Company.

20.Additional Tax Provisions.
20.1Golden Parachutes. Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (collectively, the "Total Benefits") would be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Total Benefits shall be reduced to the extent necessary so that no portion of the Total Benefits is subject to the Excise Tax; provided, however, that no such reduction in the Total Benefits shall be made if by not making such reduction, Executive’s Retained Amount (as hereinafter defined) would be greater than Executive’s Retained Amount if the Total Benefits are not so reduced. “Retained Amount” shall mean the present value (as determined in accordance with sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of the Total Benefits net of all federal, state and local taxes imposed on Executive with respect thereto. To the extent any reduction is required, the Total Benefits shall be reduced in the following order: (i) any portion of the Total Benefits that are not subject to Section 409A of the Code (other than Total Benefits resulting from any accelerated vesting of equity awards), (ii) Total Benefits that are subject to Section 409A of the Code in reverse order of when payment is due, and (iii) Total Benefits that are not subject to Section 409A and arise from any accelerated vesting of any equity awards.
20.2Section 409A of the Code. The intent of the parties is that payments and benefits under this Agreement comply with section 409A of the Code, to the extent subject thereto, and accordingly, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment for purposes of any payments under this Agreement which are subject to section 409A of the Code until the Executive has incurred a “separation from service” within the meaning of section 409A of the Code.
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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

CARROLS RESTAURANT GROUP, INC.
By:
Name: Title:
CARROLS CORPORATION
By:
Name: Title:
CARROLS LLC
By:
Name: Title:

Exhibit “A”
Agreement for Resolution of Disputes Pursuant to Binding Arbitration

CARROLS®

To: All Employees

From: Human Resources

Date: July 10, 2006

Subject: **Mandatory Arbitration Program**

Beginning August 1, 2006, the Mandatory Arbitration Program (or "MAP") will apply to all employees. Under MAP, employment related disputes that cannot be resolved internally will proceed to arbitration rather than in a lawsuit.

Arbitration is similar to a lawsuit in that a neutral and independent third party makes a final decision resolving a dispute. It is, however, quicker and less expensive for both sides. We believe MAP will also deter frivolous claims and decrease the amount of time, expense and labor we currently spend defending frivolous lawsuits.

A copy of the MAP agreement is enclosed. You should review the agreement carefully as you and Carrols Corporation agree to be bound by its terms and conditions on and after August 1, 2006. If you have any questions about MAP that cannot be answered by your direct supervisor, field employees should contact their District Supervisor or Region Human Resources Manager. Corporate employees should contact John Albanese or Jerry DiGenova. You may also contact the Legal Department at:

Carrols Corporation: wmyers@carrols.com or 1-800-348-1074 extension 2222

By reporting to work on or after August 1, 2006, you agree to the terms of MAP as a condition of your continued employment with Carrols Corporation.

JD/cd

AGREEMENT FOR RESOLUTION OF DISPUTES PURSUANT TO BINDING

It is the goal of Carrols Corporation to provide its employees with a rewarding work environment. Occasional disputes between employers and employees are part of the workplace; but they can be disruptive, costly and time consuming to resolve. In an effort to resolve employment related disputes in an efficient and cost effective manner, Carrols Corporation ("Carrols") has established and implemented a Mandatory Arbitration Program or "MAP." All employees hired on or after September 15, 2005 are already covered by Map. Effective 8/1/06, all Carrols Corporation/Taco Cabana/Pollo Tropical ("Company") employees will also be subject to MAP. By reporting to work on or after August 1, 2006, you agree to the terms of MAP as a condition of your continued employment.

Arbitration is an alternative to the traditional lawsuit and provides employers and employees with a way to resolve disputes quickly and with less cost to both sides. It is similar to traditional litigation but is conducted outside of the court system, using an independent 3rd party arbitrator instead of a judge or jury. The arbitrator has no relationship with the Company and, just as a judge in a lawsuit would, provides an impartial resolution to the dispute.

Under this arbitration program, which is a required condition of your continued employment, the Company and you agree that all claims for money or other relief relating to your employment, even claims relating to events occurring outside the scope of your employment (referred to as "Claims"), shall be arbitrated before JAMS, a national arbitration association, and conducted under the then current JAMS rules on employment arbitration. the Company desires a fair process and agrees that the rules for conducting the arbitration will meet the standards set by JAMS (the "Procedural Standards"), including the selection of a independent, neutral arbitrator that has no relationship to the Company or its management.

To start the arbitration process, the Company or you may send a written request for arbitration and the filing fee to JAMS at 45 Broadway 28th Floor, New York, New York 10006 by U.S. mail or reputable overnight delivery service. A copy of the request must also be sent to: Legal Department, 968 James Street, Syracuse, New York 13203 by U.S. mail or reputable overnight delivery service. The Company will reimburse you 50% of any JAMS filing fee once you provide proof of payment to the Company at: Legal Department, 968 James Street, Syracuse, New York 13203 by U.S. mail or reputable overnight delivery service.

The written request for arbitration must explain what the dispute is about and what you are requesting as a resolution. JAMS will pick a location for the arbitration according to its Procedural Standards and will be convenient for the employee. Both sides will be allowed to gather and present evidence to support their claims. The arbitrator will then apply the law and make a final decision.

You are permitted, at your own cost, to have an attorney represent you during this process, but it is not required.

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As a part of MAP, as allowed by the Procedural Standards, you agree that you will bring one claim that includes all of your claims or join all known claims. Further, to the extent permitted by the Procedural Standards, you also agree that any action you bring shall be on your own behalf and not for other or not on a class or aggregate basis. You also understand that the parties reserve the right to go to court if they are faced with the risk of irreparable harm, such as the disclosure of confidential information.

Under MAP, the Company and you agree to arbitrate Claims relating or referring in any manner, directly or indirectly, to:

- Title VII of the Civil Rights Act of 1964 and similar state statutes;
- Federal Age Discrimination Employment Act and similar state statutes;
- Whistleblower provisions of state or federal law or state or federal regulations;
- Personal or emotional injury to you or your family;
- Federal Fair Labor Standards Act or similar state statutes;
- Family and Medical Leave Act or similar state statutes;
- Americans with Disabilities Act or similar state statutes;
- Injuries you believe are attributable to the Company under theories of product liability, strict liability, intentional wrongdoing, gross negligence, negligence, or *respondeat superior*;
- Actions or omissions of third parties you attribute to the Company;
- Employee Retirement Income Security Act tort claims brought pursuant to actual or alleged exceptions to the exclusive remedy provisions of state workers compensation laws;
- Federal and state antitrust law;
- Issues regarding benefits, bonuses and wages;
- Contracts between you and the Company;
- Pensions; federal, state, local, or municipal regulations, ordinances, or orders;
- Any common law, or statutory law issues relating to discrimination by sex, race, national origin, sexual orientation, family or marital status, disability, weight, dress, or religion; and
- Wrongful retaliation of any type, including retaliation related to workers compensation laws or employee injury benefit plan actionable at law or equity, but MAP does not involve any claims under workers compensation laws or an employee injury benefit plan.

The agreement to arbitrate Claims extends to Claims against the Company's officers, directors, managers, employees, owners, attorneys and agents, as well as to any dispute you have with any entity owned, controlled or operated by Carrols Corporation.

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Exhibit “B”

Release
WHEREAS, ________________ (the “Executive”) is a party to an Agreement dated as of __________, 20__ (the “Agreement”) by and among the Executive, CARROLS RESTAURANT GROUP, INC., a Delaware corporation (the “Parent”), and CARROLS CORPORATION, a Delaware corporation and a wholly-owned subsidiary of the Parent (the “Company”), requiring the Company to provide the Executive with severance payments and benefits following the termination of the Executive’s employment with the Parent, the Company, any subsidiary or affiliate of the Company or the Parent, and their successors and assigns (the “Companies”) under certain circumstances; and
WHEREAS, the Executive’s employment with the Companies has terminated; and
WHEREAS, it is a condition to the Company’s obligations under the Agreement that the Executive execute and deliver this Release to the Company.
NOW, THEREFORE, in consideration of the receipt by the Executive of the severance payments and benefits under the Agreement, which constitute a material inducement to enter into this Release, the Executive intending to be legally bound hereby agrees as follows:
1.    Subject to paragraph 2 of this Release, effective upon the expiration of the 7-day revocation period following execution hereof as provided below, the Executive irrevocably and unconditionally releases the Companies and their owners, stockholders, predecessors, successors, assigns, affiliates, control persons, agents, directors, officers, employees, representatives, divisions and subdivisions (collectively, the “Related Persons”) from any and all causes of action, charges, complaints, liabilities, obligations, promises, agreements, controversies and claims (a) arising out of the Executive’s employment with any of the Companies and the conclusion thereof, including, without limitation, any federal, state, local or other statutes, orders, laws, ordinances, regulations or the like that relate to the employment relationship and/or specifically that prohibit discrimination based upon age, race, religion, sex, national origin, disability, sexual orientation or any other unlawful bases, including, without limitation, as amended, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Civil Rights Acts of 1866 and 1871, the Americans With Disabilities Act of 1990, the New York City and State Human Rights Laws, and any applicable rules and regulations promulgated pursuant to or concerning any of the foregoing statutes; (b) for tort, tortious or harassing conduct, infliction of emotional distress, interference with contract, fraud, libel or slander; and (c) for breach of contract or for damages, including, without limitation, punitive or compensatory damages or for attorneys’ fees, expenses, costs, salary, severance pay, vacation, injunctive or equitable relief, whether, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, which, from the beginning of the world up to and including the date hereof, exists, have existed, or may arise, which the Executive, or any of his heirs, executors, administrators, successors and assigns ever had, now has or at any time hereafter may have, own or hold against any of the Companies and/or any Related Person.
2.    Notwithstanding anything contained herein to the contrary, the Executive is not releasing the Companies from any of the Companies’ obligations (a) under the Agreement or any employee benefit plan of any of the Companies, (b) to provide the Executive with insurance coverage defense and/or indemnification as an officer or director of any of the Companies, if applicable to Executive, to the extent generally made available at the date of termination to the Companies’ officers and directors in respect of facts and circumstances existing or arising on or prior to the date hereof, (c) in respect of the Executive’s rights under the Parent’s 2006 Stock Incentive Plan, as amended, or (d) in respect of the Executive’s rights under any equity awards agreements with any of the Companies pursuant to the Parent's 2006 Stock Incentive Plan, as amended.
3.    The Executive specifically acknowledges and agrees that: (a) the Executive has have read and understands this Release and signs it voluntarily and without coercion; (b) the Executive has been given an opportunity of twenty-one (21) days to consider this Release; (c) the Executive has been encouraged by the Company to discuss fully the terms of this Release with legal counsel of the Executive’s my own choosing; and (d)    for a period of seven (7) days following the Executive’s signing of this Release, the Executive shall have the right to revoke the waiver of claims arising under the Age Discrimination in Employment Act.

4.    If the Executive elects to revoke this Release within this seven-day period, the Executive must inform the Company by delivering a written notice of revocation to the Chief Executive Officer of the Company at 968 James Street, Syracuse, New York 13203 no later than 11:59 p.m. on the seventh calendar day after the date the Executive signs this Release. The Executive understands that, if the Executive elects to exercise this revocation right, this Release shall be voided in its entirety at the election of the Company and the Company shall be relieved of all obligations to provide the severance payments and benefits which are contingent on the execution of this Release.

5.    The Executive acknowledges that he has had at least twenty-one days to consider the waiver of his rights under the Age Discrimination in Employment Act (the "ADEA"). If the Executive does not revoke this Release occurs under paragraph 4 of this Release, the Executive understands that the Executive’s waiver of rights under the ADEA shall become effective seven days from the date the Executive executes this Release.
IN WITNESS WHEREOF, the undersigned has executed this Release on the ___ day of ______________, 20__.

State of      ______________________)

County of     ______________________) ss.:

    On the _____ day of ________________ in the year 20____ before me, the undersigned, personally appeared __________________________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

 _________________________________________________

Notary Public